  As filed with the Securities and Exchange Commission on January 23, 2001
                                                Registration No. 333-37782
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -------------------
                              AMENDMENT NO. 2 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              -------------------
                                  SENETEK PLC
             (Exact name of registrant as specified in its charter)

            England                        Senetek PLC                    77-0039728
(State or Other Jurisdiction of          620 Airpark Road                (I.R.S. Employer
Incorporation or Organization)         Napa, California 94558       Identification Number)

                                (707) 226-3900
           (Name, address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Frank J. Massino
                                  Senetek PLC
                               620 Airpark Road
                            Napa, California 94558
                                (707) 226-3900
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                              -------------------
                                  Copies to:
                             Jeffrey T. Pero, Esq.
                         Bradley A. Bugdanowitz, Esq.
                               Latham & Watkins
                       505 Montgomery Street, Suite 1900
                        San Francisco, California 94111
                                (415) 391-0600

                              -------------------
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                         Proposed Maximum    Proposed Maximum
               Title of each class of                  Amount to be      Offering Price      Aggregate Offering       Amount of
              Securities to be Registered               Registered        Per Share(1)            Price(1)         Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Ordinary shares, par value 5p per share, each
 represented by
one American Depositary Share(2)...................   10,012,121(3)          $1.5625          $15,643,939.06           $4,130.00(4)
====================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of registration fee, based on the average of the high and low prices for American Depositary Shares representing Ordinary shares as reported on the NASDAQ SmallCap Market on May 23, 2000, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.
(2) American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the equity shares registered hereby are registered pursuant to a separate registration statement on Form F-6 (33-71618).
(3) Includes 7,527,618 American Depositary Shares representing Ordinary shares issuable upon exercise of currently exercisable warrants.
(4) Previously paid.
                              -------------------
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and this prospectus is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                  PROSPECTUS

              SUBJECT TO COMPLETION, DATED JANUARY 23, 2001


                                  SENETEK PLC

                     10,012,121 American Depositary Shares

                     Each Representing One Ordinary Share


  Senetek PLC is incorporated in England. Holders of warrants to purchase our American Depositary Shares, or ADSs, each representing one ordinary share of Senetek, are offering up to 10,012,121 ADSs issuable upon exercise of their warrants for sale. We refer to the warrantholders in this prospectus as "Selling Stockholders."

  Our ADSs are traded in the over-the-counter market on the NASDAQ SmallCap Market under the symbol "SNTKY." On January 23, 2001, the closing price of our ADSs was $1.1875.


  Investing in our ADSs involves certain risks. See "Risk Factors" beginning on page 4 to read about important factors you should consider before buying our ADSs.

                             ____________________


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             _____________________

                                         , 2001

     You should only rely on the information contained in this document, a supplement accompanying this document or information that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus and any accompanying supplement to this prospectus are not offers to sell or solicitations of offers to buy any securities other than the ADSs to which they relate. Senetek is not making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any accompanying supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.


                               Table of Contents

                                                                        Page
                                                                        ----
Senetek PLC.............................................................   3
Risk Factors............................................................   4
Disclosure Regarding Forward Looking Statements.........................  10
The Selling Stockholders................................................  11
Where You Can Find More Information.....................................  12
Use of Proceeds.........................................................  13
Plan of Distribution....................................................  13
Legal Matters...........................................................  14
Experts.................................................................  14

                                  Senetek PLC

          Senetek is a science-driven biotechnology company that develops, manufactures and markets proprietary products for the enhancement of quality of life, primarily products for the diagnosis and treatment of aging-related healthcare problems. Recently, we have decided to focus on two business sectors, biopharmaceuticals, in particular therapeutic agents for erectile dysfunction and female sexual dysfunction, and proprietary skincare technologies relating to the treatment and amelioration of the effects of aging on skin. In connection with product development activities, we sponsor research in the life sciences and biotechnology fields.

          Senetek is a public limited company that was registered in England in 1983 (registration number 1759068). We have two wholly-owned subsidiaries, Senetek Drug Delivery Technologies Inc. and Carme Cosmeceutical Sciences Inc., both of which are Delaware corporations.

          Our principal executive offices are located at 620 Airpark Road, Napa, California 94558, and our telephone number at that address is (707) 226-3900.

                                 RISK FACTORS

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations.

  Although we began operating almost 16 years ago in October 1983, our business is subject to the risks inherent in the establishment of a relatively new business enterprise in the field of biopharmaceuticals. You should consider likelihood of the success of our business in light of the problems, expenses, difficulties and delays frequently encountered in connection with the development of new products and the competitive and regulatory environment in which we operate. Since inception, we have produced $31,352,000 in gross revenues and have had cumulative losses of $87,956,000 (including net losses of $11,862,000 for the year ended December 31, 1999 and $4,126,000 for the nine month period ended September 30, 2000, respectively).

  As a result of these losses, our independent auditors have added an explanatory paragraph to their report on the December 31, 1999 financial statements that these losses raise substantial doubt about our ability to continue as a going concern. Although we may market certain of our products in the fourth quarter of 2000, we cannot assure you that we will begin marketing those products when we expect to, if at all, or that revenues from our other products, including Kinetin, will rise to a level that will allow us to operate profitably during the fiscal year ending December 31, 2000.

Our operating results fluctuate from quarter to quarter, which makes it difficult to predict our future performance.

  Our operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to decline.

  Because many of our expenses are relatively fixed in the short-term, our earnings will decline if revenue declines in a given quarter. This could be due to delays in recognzing revenue or for other reasons. In particular, research and development and general and administrative expenses are not affected directly by variations in revenue.

  Due to fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. In future quarter or quarters, our operating results could will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

If we are unable to obtain further funding, our ability to operate could suffer.

  In the event that we are unable to obtain further funding, or the costs of development and operations prove greater than anticipated, we may be required to further curtail our operations or seek alternative financing arrangements. Additional financing may not be available to us on favorable terms or at all.
If we have insufficient funds or are unable to raise additional funds, we may be required to delay, reduce or cease certain of our programs. This would materially and adversely affect our business.

If we cannot develop commercially successful products, we will not be able to generate significant revenues.

  Our product launches to date have generated limited revenues. We have product candidates in various stages of development and will undertake substantial additional research and development and preclinical and clinical testing of our products. These efforts may not result in the development of any commercially successful products.

  Some of our potential products are subject to the risks of failure inherent in the development of new biopharmaceutical products including the risks that:

  .  a product candidate fails in preclinical studies;

  . a potential product is not shown to be safe and effective in clinical trials;

  .  we fail to obtain regulatory approval for the product;

  . we fail to produce a product in commercial quantities at an acceptable cost; and

  .  a product does not gain market acceptance.

  Future financings may result in the substantial dilution of stockholders' interests and may result in future investors being granted rights superior to those of existing stockholders.

Continued research and development efforts are required or our products may be rendered obsolete by other technological developments.

  Our field is characterized by extensive research efforts. Our research could prove unproductive. Furthermore, other companies could engage in research or development which renders our programs superfluous or obsolete. This is true for all companies who operate in the same field.

Competition in our industry is intense, and an inability to compete successfully may harm our business.

  The biomedical, drug delivery, biopharmaceutical and pharmaceutical industries are highly competitive. Our business and research efforts compete with drug discovery programs at biotechnology, drug delivery, biopharmaceutical and pharmaceutical companies, as well as with internal drug discovery efforts of pharmaceutical companies acting independently or in collaboration with other companies. In addition, academic institutions, government agencies throughout the world and public and private organizations conducting research may seek intellectual property protection, discover competing products, or establish collaborative arrangements in our area of research and development.

  The launch in 1998 of Pfizer's Viagra had a significant effect on the medical management of erectile dysfunction. However, it should be noted that Viagra's therapeutic profile leaves much scope for improvement. The main pharmacological unmet needs of Viagra comprise:

  . Greater efficacy
  . Faster onset of action
  . Better cardiovascular profile
  . More specific phosphodiesterase ("PDE") inhibition
  . Longer duration of action

  At the present time there are other oral PDE inhibitor drugs under development such as Bayer's Vardenafil and Lily's IC 351 but there is fairly widespread medical opinion that these oral therapies may not show a therapeutic profile that is significantly superior to Viagra.

  Clinical experience with patients having the full spectrum of erectile dysfunction aetiologies has shown that around 40 to 45 percent do not respond to Viagra as a first line therapy. Current medical opinion is mindful that a comparable percentage of patients will not respond to the merging oral PDE therapies.

  Intracavernosal injection therapies despite there seemingly unattractive modes of administration should continue to be the most effective second line therapies for patients with moderate to severe ED. Invicorp is already approved in the UK, Denmark and New Zealand and the Mutual Recognition Procedure for marketing authorization approvals in the remaining European Union countries is currently underway. During Phase III clinical trials, Invicorp was shown to have high efficacy and few side effects. Independent market research conducted by Decision Resources Inc. remarked that Invicorp was well positioned to become the injection therapy of choice.

We face exposure to liability for our products.

  During recent years, lawsuits resulting in very substantial liability have been filed against companies engaged in the manufacture of pharmaceutical and other medical-related products or devices which have subsequently proved harmful to human health. Many of these cases have exposed companies to liability long after the products have been brought to market even though, at the time of their development, based on extensive research, there were no perceived risks of injury. Thus, notwithstanding United States Food and Drug Administration or other foreign governmental approval, we cannot assure you that we will not be subject to liability from the use of our products, or that our product liability coverage will be adequate to protect against future claims. Management intends to have third parties manufacture and distribute certain of our products in order to lessen our liability. However, we cannot assure you that this result will be achieved.

We rely on certain key suppliers in order to produce our products.

  We manufacture all of our products through third-party contractors and purchase raw materials from third-party suppliers. We recently established a dual supply chain for Kinetin. Although we believe that other suppliers are available who can produce similar materials and products, we cannot assure you that such materials would be available to us on an immediate basis if needed, or at prices similar to those now paid by us.

If we are unable to effectively protect our intellectual property, we will be unable to prevent third parties from using our technology, which could impair our ability to compete in the market.

  Our success will depend in part on our ability to obtain and maintain meaningful patent protection for our products, both in the United States and in other countries. Our inability to do so could harm our competitive position. We rely on our issued and pending patent applications in the United States and in other countries to protect a large part of our intellectual property and our competitive position. We cannot assure you that any of the currently pending or future patent applications will issue as patents, or that any patents issued to us will not be challenged, invalidated, held unenforceable or circumvented. Further, we cannot assure you that our intellectual property rights will be sufficiently broad to prevent third parties from producing competing products similar in design to our products.

  In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. We generally enter into confidentiality agreements with our employees, consultants and our collaborative partners upon commencement of a relationship with us. However, we cannot assure you that these agreements will provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information or that adequate remedies would exist if unauthorized use or disclosure were to occur. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our operating results, financial condition and future growth prospects. Further, we cannot assure you that others have not or will not independently develop substantially equivalent know-how and technology.

  Our commercial success also depends in part on avoiding the infringement of other parties' patents or proprietary rights and the breach of any licenses that may relate to our technologies and products. We are aware of several third-party patents that may relate to our technology. We believe that we do not infringe these patents but cannot assure you that we will not be found in the future to infringe these or other patents or proprietary rights of third parties, either with products we are currently developing or with new products that we may seek to develop in the future. If third parties assert infringement claims against us, we may be forced to enter into license arrangements with them. We cannot assure you that we could enter into the required licenses on commercially reasonably terms, if at all. The failure to obtain necessary licenses or to implement alternative approaches may prevent us from commercializing products under development and would impair our ability to be commercially competitive.

  We may also become subject to interference proceedings conducted in the U.S. Patent and Trademark Office to determine the priority of inventions.

The cost of enforcing our proprietary rights may be expensive and result in increased losses.

  The defense and prosecution, if necessary, of intellectual property suits, U.S. Patent and Trademark Office interference proceedings and related legal and administrative proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

  Further, there is a risk that some of our confidential information could be compromised during the discovery process of any litigation. During the course of any lawsuit, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our stock.

Regulation by government agencies imposes significant costs and restrictions on our business activities.

  The production and sale of pharmaceutical products is highly regulated. Our ability and the ability of our partners to secure regulatory approval for our products and to continue to satisfy regulatory requirements will determine our future success. We may not receive required regulatory approvals for our products or receive approvals in a timely manner. In particular, the United States Food and Drug Administration and comparable agencies in foreign countries, including the European Medicines Evaluation Agency and the Medicines Control Agency in the U.K., must approve human therapeutic and preventive products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. While the time required to obtain approval varies, it can take several years. Delays in obtaining regulatory approvals could adversely affect the marketing of products and our ability to receive product revenues or royalties. We cannot guarantee that we will be able to obtain the necessary approvals for clinical testing or for the manufacturing and marketing of any products that we develop.

  We are also subject to ongoing regulatory review. Discovery of previously unknown problems with a product, manufacturer or facility or other violations of regulatory requirements may result in:

  .  fines;

  .  suspensions of regulatory approvals;

  .  product recalls; and

  .  criminal prosecution.

  The failure to obtain regulatory approvals, the restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements or changes in the regulatory framework could materially and adversely affect our business.

Professional guidelines could adversely affect our business.

  Private health organizations and science foundations may publish recommendations for treatments, which affect various therapies, drugs or procedures, including any products we might develop. These recommendations may relate to:

  .  usage;

  .  dosage;

  .  method of administration; and

  .  use of other therapies simultaneously.

  If patients and health care providers follow recommendations or guidelines that result in decreased use of our products, our business could be materially and adversely affected.

The price of our ADSs is volatile.

  The market price of our ADSs, like that of other biotechnology companies, has fluctuated significantly. Factors that could cause our stock price to fluctuate in the future may include:

  . announcements by us or our competitors of clinical trial results and other product developments;

  . adverse developments in the protection of intellectual property or other legal matters;

  . announcements in the scientific and research community or by other biotechnology companies;

  .  regulatory changes that affect our products;

  .  fluctuations in our operating results; and

  .  changes in third-party reimbursement policies or in medical practices.

Third-party reimbursement and health care cost containment initiatives may constrain our future revenues.

  Our ability to successfully market any product we develop, and particularly with respect to our Invicorp product candidate, will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope. Third-party payors may not reimburse patients for newly approved health care products such as those that we are developing. Increasingly, third-party payors are attempting to contain health care costs in ways that are likely to impact our development of products including:

  .  challenging the prices charged for health care products;

  . limiting both coverage and the amount of reimbursement for new therapeutic products;

  . denying or limiting coverage for products that are approved by the regulatory agencies but are considered experimental or investigational by third-party payors; and

  . refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval.

United States judgments may not be enforceable against us.

  Judgments of United States courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable against us in English courts. As a result, stockholders who obtain a judgment against us in the United States may not be able to require us to pay the amount of the judgment.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus, including the documents we incorporate by reference, contains forward-looking satemetns within the meaining of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are indicated by words or phrases such "may," "will," "will likely result," "believe," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "contemplate," "seek to," "future," "objective," "goal," "project," "should" and similar expressions. Actual results may vary significantly from those suggested by the forward-looking statements due to risks or uncertainties associated with our expectations with respect to, but not limited to, our ability to implement our strategy, our growth and expansion, the outcome of any disputes with third parties and the risk factors set forth below.

                           THE SELLING STOCKHOLDERS


          All of the ADSs are being sold by the Selling Stockholders identified in the following table (including the footnotes). The table (including the footnotes) also sets forth information regarding the beneficial ownership of our outstanding Ordinary shares as of January 15, 2001 for each of the Selling Stockholders. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Because the Selling Stockholders may sell all or some portion of the ADSs covered by this prospectus, we cannot estimate the number of ADSs, and the percentage of outstanding shares, that will be held by any of them after any particular sale. The address of Silver Creek Investments, Ltd., Bomoseen Investments, Ltd., Dandelion Investments, Ltd., Elstree Holdings, Ltd., and Wallington Investments, Ltd. is c/o Robert T. Tucker, Esq., 61 Purchase Street, Suite 2, Rye, New York, 10580.

                                                                                                         Number of
                                                                  Number of                                 ADSs
                                                                     ADSs              Percentage(1)      Offered
                                                                 ------------          -------------    -----------
Silver Creek Investments, Ltd.(2)...........................        2,865,086              4.9%          2,865,086
Bomoseen Investments, Ltd.(3)...............................        2,865,086              4.9%          2,865,086
Dandelion Investments, Ltd.(4)..............................        1,951,580              3.3%          1,951,580
Elstree Holdings, Ltd.(5)...................................        1,951,581              3.3%          1,951,581
Wallington Investments, Ltd.................................          378,788              0.6%            378,788
Total.......................................................       10,012,121               17%         10,012,121

_________________

(1) Based on 58,432,117 Ordinary shares outstanding as of January 15, 2001.
    For the purposes of calculating the beneficial ownership of each of the Selling Stockholders, we have assumed exercise in full of such Selling Stockholder's warrants.
(2) Includes 2,238,817 Ordinary shares issuable upon exercise of currently exercisable warrants. Robert T. Tucker, Esq. is the sole director of Silver Creek Investments, Ltd. In his capacity as director, he may be deemed to share beneficial ownership of any shares beneficially owned by Silver Creek Investments, Ltd. but disclaims any such beneficial ownership.
(3) Includes 2,238,817 Ordinary shares issuable upon exercise of currently exercisable warrants. Robert T. Tucker, Esq. is the sole director of Bomoseen Investments, Ltd. In his capacity as director, he may be deemed to share beneficial ownership of any shares beneficially owned by Bomoseen Investments, Ltd. but disclaims any such beneficial ownership.
(4) Includes 1,524,992 Ordinary shares issuable upon exercise of currently exercisable warrants.
(5) Includes 1,524,992 Ordinary shares issuable upon exercise of currently exercisable warrants.

          No predictions can be made as to the effect, if any, that future sales of ADSs, or the availability of ADSs for future sales, will have on the market price of the ADSs prevailing from time to time. Sales of substantial amounts of ADSs (including ADSs issued upon the exercise of stock options or warrants), or the perception that such sales could occur, could adversely affect prevailing market prices of the ADSs.

                      WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us and our common stock. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

          The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

          .    Current Report on Form 8-K filed on July 19, 2000;

          . Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2000, June 30, 2000 and September 30, 2000 filed with the Commission May 15, 2000, August 11, 2000 and November 8, respectively;

          . Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Commission March 30, 2000;

          . Definitive Proxy Statement distributed in connection with our 2000 Annual General Meeting filed with the Commission on October 18, 2000;

          . Description of our Ordinary shares contained in our registration statement on Form 8-A filed with the Commission on June 4, 1986;

          . All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the offering the Ordinary shares thereby is stopped (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

          You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Investor Relations

                                  Senetek PLC
                                620 Airpark Road
                             Napa, California 94558
                                 (707) 226-3900

          You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                                USE OF PROCEEDS

          The ADSs are being sold by the Selling Stockholders for their own accounts, and we will not receive any of the proceeds from the sale of the Selling Stockholders' ADSs, other than $10,998,572 representing the exercise price of the warrants. The exercise price of the warrants is subject to reduction under certain circumstances.


                              PLAN OF DISTRIBUTION

          The Selling Stockholders are selling our ADSs for their own accounts. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the ADSs being offered hereby on the NASDAQ SmallCap Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The ADSs may be sold by one or more of the following means of distribution:

          . a block trade in which the broker-dealer so engaged will attempt to sell ADSs as an agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

          . an over-the-counter distribution in accordance with the rules of the NASDAQ SmallCap Market;

          . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

          .    in privately negotiated transactions.

          To the extent required, we may amend or supplement this Prospectus from time to time to describe a specific plan of distribution.

          In connection with distributions of the ADSs or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of ADSs in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell our ADSs short and redeliver the ADSs to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of ADSs offered hereby, which ADSs such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge ADSs to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged ADSs pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any ADSs that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

          In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. We will pay all expenses incident to the offering and sale of the ADSs to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

          In order to comply with the securities laws of certain states, if applicable, the ADSs must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the ADSs may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ADSs in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the ADSs offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.

          At the time a particular offer of ADSs is made, if required, a Prospectus Supplement will be distributed that will set forth the number of ADSs being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

          We cannot assure you that the Selling Stockholders will sell any or all of the ADSs offered by them hereunder.

                                 LEGAL MATTERS

          The legality of the securities offered by this prospectus will be passed upon for us by Latham & Watkins, London, England. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

                                    EXPERTS

          Our consolidated financial statements as of December 31, 1999 and December 31, 1998 and for each of the two years in the period ended December 31, 1999, which are incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by BDO Seidman LLP, independent certified public accountants. Our consolidated financial statements for the year ended December 31, 1997, which are incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Price Waterhouse, independent accountants. In each case, the reports of BDO Seidman LLP and Price Waterhouse (which contain certain explanatory paragraphs regarding our ability to continue as a going concern and which are also incorporated by reference herein) have been so included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:


  Securities Act Registration Fee...................................  $ 4,130.00
* Legal Fees and Expenses (other than Blue Sky).....................   30,000.00
* Accounting Fees and Expenses......................................    5,000.00
* Printing Expenses.................................................    5,000.00
* Blue Sky Fees and Expenses........................................    2,000.00
  Total.............................................................  $46,130.00

_____________
* Estimated

Item 15. Indemnification of Directors and Officers.

Article 158 of the Articles of Association of the Registrant provides as follows:

                                   INDEMNITY

         "Subject to the provisions of the Statutes, every Director, or other Office or other Auditor for the time being of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses and liabilities which they may sustain or incur in or about the execution of his office or otherwise in relation thereto."

Item 16. Exhibits.

  The following documents are filed as part of this registration statement.

Exhibit
Number                              Description
 5.1     Opinion of Latham & Watkins

10.1     Senetek No. 1 Share Option Scheme for Employees.

         Filed as an Exhibit to Registrant's Report on Form S-8 on October 8,
         1993, Registration No. 33-70136, and incorporated herein by reference.

10.2     Asset Purchase Agreement dated as of July 31, 1995, between Carme
         International, Inc. a wholly owned subsidiary of Senetek PLC and Carme
         Inc.

         Filed as an Exhibit on Form 8-K, dated October 10, 1995 (as amended), and incorporated herein by reference.

10.3 Senetek No. 2 Executive Share Option Scheme for non-Executive Directors and Consultants.

         Filed as an Exhibit to Registrant's Registration Statement on Form S-8 on October 8, 1993, Registration No. 33-70136, and incorporated herein by reference.

10.4     Amended and restated Deposit Agreement dated November 6, 1992 between
         Senetek PLC and The Bank of New York.

         The form of such Agreement was filed as an Exhibit on Form F-6 with the Securities and Exchange Commission on March 19, 1992, Registration No. 33-46638, and is incorporated herein by reference.

10.5 Consulting Agreement dated May 1, 1994 between Senetek PLC and Dr. G.D. Frentz.

         Filed as an Exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

10.6 Service Agreement dated August 11, 1995 and supplemental agreement dated July 3, 1996 between Senetek PLC and Dr. G. Homan.

         Filed as an exhibit to Registrant's Annual Report on Form 10-K for the years ended December 31, 1995 and 1996 respectively and incorporated herein by reference.

10.7 Service Agreement dated August 11, 1995 and supplemental agreement dated July 3, 1996 between Senetek PLC and Mr. P.A. Logan.

         Filed as exhibits with corresponding Exhibit Number to Registrant's annual Report on Form 10-K for the years ended December 31, 1995 and 1996 respectively and incorporated herein by reference.

10.8 Service Agreement dated September 1, 1996 between Senetek PLC and Mr. A.J. Cataldo.

         Filed as an to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.9 Service Agreement dated October 1, 1996 between Senetek PLC and Mr. C.D. Brune.

         Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.10 Service Agreement dated June 30, 1997 between Senetek PLC and Mr. A.J. Cataldo

         Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.11    Service Agreement dated June 30, 1997 between Senetek PLC and Dr. G.
         Homan.

         Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.12 Service Agreement dated June 30, 1997 between Senetek PLC and Mr. C.D. Brune.

         Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.13 Service Agreement dated June 30, 1997 between Senetek PLC and Dr. R.A. Oakes.

         Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.14    Service Agreement dated December 30, 1998 between Senetek PLC and Mr.
         F. J. Massino.

         Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.15 Settlement Agreement dated April 13, 1999 by and among Senetek PLC, Windsor Capital Management, Ltd. and certain other parties thereto.

         Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.16 Securities Purchase Agreement dated April 13, 1999 by and among Senetek PLC and certain other parties thereto.

         Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

10.17 Securities Purchase Agreement ("Securities Purchase Agreement") dated April 14, 1999 between Senetek PLC and the various purchasers designated in the agreement.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.18 Form of Senior Secured Note due April 14, 2002 issued by Senetek PLC pursuant to the Securities Purchase Agreement.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.19 Form of Series A Warrant issued by Senetek pursuant to the Securities Purchase Agreement.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.20 Form of Series B Warrant issued by Senetek pursuant to the Securities Purchase Agreement.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.21 Form of Series C Warrant issued by Senetek pursuant to the Securities Purchase Agreement.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.22 Registration Rights Agreement dated as of April 14, 1999 among Senetek PLC and the parties designated therein.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.23 Security Agreement dated as of April 14, 1999 by and between Senetek PLC and the parties designated therein.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.24 Pledge Agreement dated as of April 14, 1999 by and between Senetek PLC and the parties designated therein.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.25 Pledge Agreement dated April 14, 1999 by and between Senetek Drug Delivery Technologies Inc. and the parties designated therein.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.26 Guaranty dated as of April 14,1999 executed by Senetek Drug Delivery Technologies Inc. and Carme Cosmeceutical Sciences Inc.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.27 Patent and Security Agreement dated as of April 14, 1999 between Senetek PLC and the parties designated therein.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.28 Fixed and Floating Security Document dated April 14, 1999 executed by Senetek PLC in favor of the Collateral Agent named therein.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.30 Settlement Agreement dated April 13, 1999 among Senetek PLC and the parties named therein.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.31 Employment Agreement dated April 15, 1999 between Senetek PLC and Dr. George Van Lear.

         Filed as an exhibit to Registrant's Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

10.32 Form of Amended Series A Warrant issued by Senetek pursuant to the Securities Purchase Agreement.

         This Form of Warrant amends and restates the Form of Warrant previously filed as Exhibit 10.19 hereof.

10.33 Form of Amended Series B Warrant issued by Senetek pursuant to the Securities Purchase Agreement.

         This Form of Warrant amends and restates the Form of Warrant previously filed as Exhibit 10.20 hereof.

10.34 Form of Amended Series C Warrant issued by Senetek pursuant to the Securities Purchase Agreement.

         This Form of Warrant amends and restates the Form of Warrant previously filed as Exhibit 10.21 hereof.

10.35 Consent to Amendment of Series A Warrants, Series B Warrants and Series C Warrants.

23.1     Consent of BDO Seidman LLP

23.2     Consent of Price Waterhouse

23.3     Consent of Latham & Watkins (included in Exhibit 5.1)

24       Powers of Attorney (contained on page II-6)



Item 17. Undertakings.

(a)  We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Senetek pursuant to the provisions described in this registration statement above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Napa, California, on January 23, 2001.

                                  SENETEK PLC

                                  By: /s/         Frank J. Massino
                                    --------------------------------------------
                                                 Frank J. Massino

                                  President, Chief Executive Officer and
                                  Chairman of the Board of Directors




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by each of the following persons in the capacities and on the dates indicated.


        Signature                                     Title                               Date
        ---------                    ---------------------------------------          ------------
/s/      Frank J. Massino            Chairman, President and Chief Executive          January 23, 2001
---------------------------------
         Frank J. Massino            Officer (Principal Executive Officer)

            *                        Acting Chief Financial Officer (Principal        January 23, 2001
---------------------------------
        Stewart W. Slade             Financial Officer and Principal
                                     Accounting Officer)


            *                        Director                                         January 23, 2001
---------------------------------
      Andreas Tobler


            *                        Director                                         January 23, 2001
---------------------------------
        Uwe Thieme


            *                        Director                                         January 23, 2001
---------------------------------
      Steven Georgiev


* By:    /s/ Frank J. Massino
    ------------------------------
    Frank J. Massino
    Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit Number    Description
--------------    -----------
     5.1          Opinion of Latham & Watkins

   10.32 Form of Amended Series A Warrant issued by Senetek pursuant to the Securities Purchase Agreement.

                  This Form of Warrant amends and restates the Form of Warrant previously filed as Exhibit 10.19 hereof.

   10.33 Form of Amended Series B Warrant issued by Senetek pursuant to the Securities Purchase Agreement.

                  This Form of Warrant amends and restates the Form of Warrant previously filed as Exhibit 10.20 hereof.

   10.34 Form of Amended Series C Warrant issued by Senetek pursuant to the Securities Purchase Agreement.

                  This Form of Warrant amends and restates the Form of Warrant previously filed as Exhibit 10.21 hereof.

   10.35 Consent to Amendment of Series A Warrants, Series B Warrants and Series C Warrants.

    23.1          Consent of BDO Seidman, LLP

    23.2          Consent of Price Waterhouse

    23.3          Consent of Latham & Watkins (included in Exhibit 5.1)

    24            Powers of Attorney (contained on page II-6)